Exhibit 21.1

                                PMC-SIERRA, INC.
                              LIST OF SUBSIDIARIES

1. PMC-Sierra Ltd., organized under the laws of British Columbia, doing business only under its official name or under PMC-Sierra, Inc.

2. PMC-Sierra International Inc., organized under the laws of Barbados, doing business only under its official name or under PMC-Sierra, Inc.

3. PMC-Sierra Europe Ltd., organized under the laws of the United Kingdom, doing business only under its official name or under PMC-Sierra, Inc.

4. PMC-Sierra Ireland Limited, organized under the laws of the Ireland, doing business only under its official name or under PMC-Sierra, Inc.

5. PMC-Sierra US, Inc., organized under the laws of Delaware, doing business only under its official name or under PMC-Sierra, Inc.

6. PMC-Sierra, Inc. (Portland), organized under the laws of Delaware, doing business only under its official name or under PMC-Sierra, Inc.